Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to give effect to the L-1 investment consummated on December 16, 2005 and the acquisition of Integrated Biometric Technology, Inc. (IBT), also consummated on December 16, 2005, as if these transactions had been consummated on October 2, 2005 for purposes of the pro forma condensed consolidated balance sheet and January 1, 2004 for purposes of the pro forma condensed consolidated statements of operations.

The historical financial data for Viisage has been derived from its respective financial statements as of the dates and for the periods indicated. The historical financial statements of IBT are derived from its historical audited financial statements included in this Form 8-K/A.

The pro forma adjustments are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, property and equipment, deferred income and income taxes. The allocations will be finalized after the data necessary to complete the appraisal and analyses of the fair values of acquired assets and liabilities is obtained and analyzed. Management does not expect that differences between the preliminary and final allocations will have a material impact on Viisage’s pro forma results of operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Viisage’s audited consolidated financial statements as of and for the three years ended December 31, 2004 and its unaudited condensed consolidated financial statements as of and for the nine months ended October 2, 2005 and included in Viisage’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the nine months ended October 2, 2005, respectively, and IBT’s audited consolidated financial statements as of and for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 included in this Form 8-K/A.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations presented as of the dates or for the periods indicated, or the results of operations or financial position that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

OCTOBER 2, 2005

(in thousands)

	Viisage As Reported	L-1 Investment (1)	IBT	IBT Pro Forma Adjustments (2)(5)	Pro Forma
Assets
Current assets:
Cash & cash equivalents	$12,675	$98,750	$176	$(35,247)	$76,354
Marketable securities	—	—	—	—	—
Accounts receivable	12,366	—	470	—	12,836
Inventories and other costs and estimated earnings in excess of billings	5,532	—	68	—	5,600
Other current assets	762	—	1,206	—	1,968

Total current assets	31,335	98,750	1,920	(35,247)	96,758

Property and equipment, net	18,384	—	2,040	—	20,424
Goodwill	92,621	—	—	58,454	151,075
Intangible assets, net	21,248	—	—	5,220	26,468
Other assets	3,151	—	402	—	3,553

Total assets	$166,739	$98,750	$4,362	$28,427	$298,278

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,273	$—	$1,984	$—	$12,257
Current deferred revenue	3,063	—	73	—	3,136
Other current liabilities	445	—	3,720	(2,599)	1,566

Total current liabilities	13,781	—	5,777	(2,599)	16,959

Deferred tax liability	1,637	—	—	—	1,637
Deferred revenue	1,234	—	—	—	1,234
Other liabilities, debt	419	—	—	—	419

Total liabilities	17,071	—	5,777	(2,599)	20,249

Stockholders’ equity (deficit)	149,668	98,750	(1,415)	31,026	278,029

Total liabilities and stockholders’ equity	$166,739	$98,750	$4,362	$28,427	$298,278

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED OCTOBER 2, 2005

(in thousands)

	Viisage As Reported	L-1 Investment (1)(5)	IBT	IBT Pro Forma Adjustments (4)	Pro Forma
Revenues	$51,265	$—	$8,674	$—	$59,939
Cost of revenues	34,658	—	7,154	653	42,465

Gross profit	16,607	—	1,520	(653)	17,474

Operating expenses	20,251	—	860	—	21,111

Income (loss) from operations	(3,644)	—	660	(653)	(3,637)
Interest and other income, net	352	—	(193)	—	159
Income (loss) before income taxes	(3,292)	—	467	(653)	(3,478)
Provision for income taxes(6)	(963)	—	—	(613)	(1,576)

Net income (loss) from continuing operations	$(4,255)	—	$467	$(1,266)	$(5,054)

Basic and diluted loss per share from continuing operations	$(0.22)				$(0.21)

Weighted average basic and diluted shares(5)	19,208	2,719		2,000	23,927

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

(in thousands)

	Viisage As Reported	L-1 Investment (1)(5)	IBT	IBT Pro Forma Adjustments (4)	Pro Forma
Revenues	$67,466	$—	$1,404	$—	$68,870
Cost of revenues	48,201	—	1,332	870	50,403

Gross profit	19,265	—	72	(870)	18,467

Operating expenses	23,297		778	—	24,075

Operating loss	(4,032)	—	(706)	(870)	(5,608)
Interest and other income, net	(2,006)	—	(157)	—	(2,163)

Loss before income taxes	(6,038)	—	(863)	(870)	(7,771)
Provision for income taxes(6)	(959)	—	—	(803)	(1,762)

Net loss from continuing operations	$(6,997)	$—	$(863)	$(1,673)	$(9,533)

Basic and diluted loss per share from continuing operations	$(0.45)				$(0.47)

Weighted average basic and diluted shares(5)	15,458	2,719		2,000	20,177

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS

1.	On October 5, 2005, L-1 and Viisage entered into an investment agreement subsequently assigned by L-1 to its affiliate Aston Capital Partners LP (referred to as Aston) providing for (i) the issuance and sale to L-1 of 7,619,047 shares of Viisage Common Stock at $13.125 per share; (ii) the issuance of a warrant to purchase an aggregate of 1,280,000 shares of Viisage common stock at an exercise price of $13.75 per share, exercisable on a pro rata basis when and if acquisitions by Viisage involving the payment of aggregate consideration of $125 million are consummated; and (iii) the issuance of a warrant to purchase an aggregate of 320,000 shares of Viisage common stock at an exercise price of $13.75 per share, of which 213,333 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $200 million and 106,667 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $300 million. All warrants will be accelerated and become immediately exercisable in connection with a change of control of Viisage, as defined in the warrants. The proceeds of the issuance, net of transaction costs, approximated $98.75 million. A portion of the proceeds of the L-1 investment was used to finance the cash portion of the IBT acquisition. The pro forma statement of operations does not reflect any income from the investment of the net proceeds.

2.	On November 14, 2005, L-1 entered into a membership interest purchase agreement with Integrated Biometric Technology, Inc. (referred to as IBT Parent), its wholly-owned subsidiary, Integrated Biometric Technology LLC (referred to as IBT), and the stockholders of IBT Parent to acquire 60% of the outstanding membership interests of IBT for $35 million in cash and to acquire the remaining 40% on or before January 30, 2006 for an additional $25 million through the issuance of 2 million common shares of Viisage. L-1 assigned its rights under the membership interest purchase agreement to Aston. On December 16, 2005, Viisage entered into an assignment and assumption agreement with Aston under which Viisage paid $35 million to Aston for its previously purchased 60% interest in IBT. Also on December 16, 2005, Viisage entered into an agreement and plan of merger with IBT and the stockholders of IBT Parent under which Viisage acquired the 40% interest in IBT not previously purchased by L-1 by issuing 2 million shares of Viisage common stock valued at $27.4 million based on Viisage’s average price for the 5 days prior, and including the day of the announcement, and two days after the announcement. The aggregate purchase price of IBT was $64.8 million, including vested warrants to purchase 0.28 million shares of Viisage valued at $2.2 million issued to L-1 as an investment banking fee and estimated other transaction costs of $0.2 million. The purchase price is subject to adjustment based on the minimum equity of IBT as of November 15, 2005. Pursuant to the agreement with IBT, Viisage under certain circumstances related to both the value of Viisage stock and an IBT revenue target, may be obligated to issue additional shares. Additional shares will be issued if the price of Viisage stock at the end of December 31, 2006 falls below $12.50 per share (adjusted for reverse split) or if IBT achieves sales as defined of $75 million for the year ended December 31, 2006 and the Viisage common stock at December 31, 2006 is less than $17.50 per share.

3.	The preliminary estimated excess of the acquisition cost of IBT over the fair value of the identifiable net assets acquired approximates $58.5 million. Identifiable intangible assets have been estimated to be $5.2 million and relate to acquired technology and customer relationship intangibles. The pro forma balance sheet also reflects the elimination of debt not assumed by Viisage of $2.6 million and the issuance of 2 million shares of Viisage stock valued at $27.4 million and warrants to purchase 0.280 million shares valued at $2.2 million and the elimination of IBT’s historical stockholders’ deficit of $1.4 million. Warrants to purchase an additional 0.160 million shares will become exercisable if IBT achieves certain revenue thresholds which will be valued and included in the purchase price of IBT upon achieving such revenue thresholds.

4.	The preliminary estimate of identified intangible assets of IBT is approximately $5.2 million with an assumed useful life of 6 years amortized on a straight line basis. The preliminary adjustments to Viisage’s pro forma costs and expenses to give effect to the IBT acquisition are presented below:

	Nine Months Ended October 2, 2005	Twelve Months Ended December 31, 2004
Amortization expense for estimated identifiable intangible assets	$0.7	$0.9

5.	Pro forma weighted average shares of Viisage for the historical periods presented include the following:

•	Weighted average basic and diluted shares outstanding for Viisage for the nine months ended October 2, 2005 and the year December 31, 2004 adjusted for the 1 for 2.5 reverse stock split consummated on December 16, 2005.

•	2.7 million Viisage shares assumed to be issued in connection with the acquisition of IBT, all from the proceeds of the L-1 investment consummated on December 16, 2005. The shares were calculated based on the ratio of the cash expended on the acquisition to the net cash proceeds from the L-1 investment multiplied by the shares issued to L-1 in connection with its investment.

•	2.0 million Viisage shares issued to IBT stockholders in connection with the acquisition consummated December 16, 2005.

6.	The acquisition of IBT is expected to be treated as a partially taxable transaction and 60% of the excess of the purchase price over the tax basis of the net assets acquired is tax deductible. No pro forma tax provision is provided on IBT’s income since Viisage’s losses for each of the periods exceed IBT’s income. However a pro forma tax provision of $0.8 million for the year ended December 31, 2004 and $0.6 million for the nine months ended October 2, 2005 have been included to reflect a pro forma increase in the deferred tax valuation allowance resulting from the pro forma increase in net operating losses attributable to the amortization of tax basis of goodwill.

Viisage has significant net operating loss carryovers subject to Section 382 limitations. Viisage, based on a preliminary analysis, believes that a portion of these net operating losses will be available to offset future taxable income within the carryforward period. The related deferred tax assets have a full valuation allowance. The reduction in the valuation allowance resulting from the utilization of net operating losses, if applicable will be recorded as a reduction of goodwill related to the transactions.